Exhibit 99.1

News Release

For Further Information:
(Nasdaq:GKSRA)	At the Company:
5995 Opus Parkway Suite 500 Minnetonka, MN 55343-9078 952.912.5500 952.912.5999 Fax www.gkservices.com	Jeffrey L. Wright, Senior Vice President and Chief Financial Officer Glenn L. Stolt, Vice President and Treasurer (952) 912-5500

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 18, 2005

G&K SERVICES ANNOUNCES THE RESIGNATION OF
JEFFREY R. KIESEL, SENIOR VICE PRESIDENT,
FIELD OPERATIONS

MINNEAPOLIS, MN, March 18, 2005 – G&K Services, Inc. (Nasdaq:GKSRA), a market leader in branded identity apparel programs and facility services, announced today that Jeffrey R. Kiesel, senior vice president, field operations, has resigned effective April 17, 2005 in order to pursue other business and professional interests. Mr. Kiesel joined G&K in July 2003 and was principally involved with managing the company’s industrial rental field operations.

“We appreciate Jeff’hard work and effort while at G&K,” said Richard Marcantonio, president and chief executive officer. “We have a search in progress to identify an experienced executive to fill this role, and look forward to using this opportunity to further improve field operating results. During this interim period, the industrial rental field operations will report directly to me.”

The company will incur a charge of approximately $0.02 of earnings per share for severance and recruiting costs in the fiscal third quarter ending April 2, 2005. This charge was not previously included in the company’s fiscal third quarter guidance.

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G&K Services, Inc.
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Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides companies with a “safe harbor” when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing within the branded identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

About G&K Services, Inc.

Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.

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